                                       [WHIRLPOOL CORPORATION LOGO APPEARS HERE]

                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                                        Chris Wyse, 616/923-3417
                                          christopher_j_wyse@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com

             WHIRLPOOL ANNOUNCES VOLUNTARY RECALL OF DEHUMIDIFIERS

BENTON HARBOR, Mich., Jan. 31, 2002 - Whirlpool Corporation (NYSE: WHR), in voluntary cooperation with the U.S. Consumer Product Safety Commission (CPSC), today announced the recall of approximately 1.4 million Whirlpool, ComfortAire and Kenmore brand dehumidifiers.

     Whirlpool has received 13 reports of fires involving these dehumidifiers. Three of these incidents have resulted in property damage. No injuries have been reported.

     This recall involves Whirlpool, Comfort-Aire and Kenmore brand dehumidifiers with front mounted water buckets and serial numbers beginning with the letters "QG" or "QH" or "QJ" or "QK" or "QL." The affected Whirlpool and Comfort-Aire brand dehumidifiers were manufactured from 1997 through 2001, while the affected Kenmore brand dehumidifiers were manufactured only in 1997. The serial number can be found behind the water bucket. If the water bucket is located in the back of the dehumidifier, it is not affected by this recall.

     Consumers with affected units should immediately stop using the product and unplug it to eliminate any possible hazard, and then visit www.repair.whirlpool.com or call (toll free) 866-640-7139 for information about a free in-home repair.

     "Our top priorities are consumer safety and satisfaction, which is why we are moving quickly to correct the situation," said David R. Whitwam, Whirlpool chairman and chief executive officer.

     The company will record a fourth-quarter pre-tax charge of $74 million, for estimated costs associated with the dehumidifier recall.

     On Oct. 16, 2001, the company announced a recall of certain microwave oven hood-combination products and recognized a $300 million pre-tax charge in the third quarter of 2001 to cover estimated costs to conduct the recall. Since October, the company has been able to reduce the costs associated with the recall by $79 million, due to the development of a more efficient service repair procedure, which enables faster repairs and reduced costs.

     Consequently, the net effect of these two events will have no material impact on fourth quarter earnings.

                                    --more--

 ADMINISTRATIVE CENTER . BENTON HARBOR, MICHIGAN 49022 . TELEPHONE 610-923-5000
                             . www.whirlpoolcorp.com

          PAGE 2/WHIRLPOOL ANNOUNCES VOLUNTARY RECALL OF DEHUMIDIFIERS

     Full details of the company's fourth quarter and full year 2001 results will be issued at 7:00 a.m. (EST) on Tuesday, Feb. 5, 2002.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

                                      # # #